EX-99.16

Schedule of Computation

                             Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account

                                      January 1, 2001      January 1, 1997      86 months (From November 1, 1994
                                             to                   to               Commencement of operations to
                                     December 31, 2001     December 31, 2001           December 31,  2001)
                                     -----------------     ------------------           -----------------
Hypothetical initial
payment of $1,000 (P)                      $1,000                $1,000                      $1,000

Accumulation unit value:

        At start of period (A)           $75.3923              $41.8230                    $25.8318

        At end of period (B)             $66.5560              $66.5560                    $66.5560

Ending value of
hypothetical investment

(EV) = P x (B/A)                          $882.80             $1,591.37                   $2,576.51

Cumulative rate of total
return = {(EV/P) - 1} x 100                (11.72)%               59.14%                     157.65%

Number of years in period (n)                   1                     5                        7.17

Net change factor (1 +T) =
EV/P                                        .8828               1.59137                     2.57651

Average annual compound
rate of total return (T)                   (11.72)%                9.74%                      14.11%